Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Announces Closing of $300,000,000 Securitization Transaction

INCLINE VILLAGE, NV, November 2, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it closed on its previously disclosed $300 million securitization transaction intended to monetize certain of its antibody humanization patents and royalties. Morgan Stanley & Co. Incorporated acted as sole initial purchaser for the securitization.

Under the terms of the securitization transaction, PDL sold to QHP Royalty Sub LLC (“QHP”), a newly-formed wholly-owned subsidiary of PDL, certain rights under its non-exclusive license agreements with Genentech, Inc., a wholly-owned subsidiary of Roche Holding, Ltd., including the right to receive 60% of the royalties from sales of Avastin® (Bevacizumab), Herceptin® (Trastuzumab), Lucentis® (Ranibizumab) and Xolair® (Omalizumab) and from sales of future products, if any, for which Genentech may take a license under the related agreements with Genentech.

QHP issued $300 million in aggregate principal amount of its QHP PhaRMASM Senior Secured Notes due 2015 (the “Notes”) in a non-registered offering pursuant to Rule 144A. The Notes bear an interest rate of 10.25%. The royalties and other payments, if any, that QHP will be entitled to receive under the agreements with Genentech, together with any funds made available from certain accounts of QHP, will be the sole source of payment of principal of, and interest and premium on, the Notes, which are secured by a continuing security interest granted by QHP in its rights to receive payments under such agreements and all of its other assets and a pledge by PDL of its equity ownership interest in QHP. The Notes may be redeemed at any time prior to maturity, in whole or in part, at the option of QHP at a make-whole redemption price.

PDL intends to use a sizable portion of the net offering proceeds from the securitization transaction to pay a special cash dividend to shareholders. The total and per share amount of the special dividend, together with the record and payment dates, will be decided by the Company’s Board of Directors at its upcoming meeting on November 11, 2009 and will be announced the following day. The amount of the special dividend on a per share basis will be announced on the record date. PDL expects to pay the special dividend in 2009.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

The foregoing statements regarding PDL’s intentions with respect to the cash dividend payment described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. PDL’s ability to complete the transactions and cash dividend payment described above successfully is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by PDL with the Securities and Exchange Commission.

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